SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) February 9, 1995

                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                93-0584541
(State of incorporation)      (Commission File         (IRS Employer
                                   Number)            Identification
No.)

 One Bowerman Drive, Beaverton, Oregon                    97005-6453
(Address of principal executive offices)                   (Zip Code)


                               (503) 671-6453
             (Registrant's telephone number, including area code)


Item 2.     ACQUISITION OR DISPOSITION OF ASSETS.

     On February 9, 1995, NIKE, Inc. ("NIKE") purchased 99.969% of the outstanding shares of common stock (the "Shares") of Canstar Sports Inc., a Canadian corporation ("Canstar"). The purchase was effected through an offer by NIKE to the shareholders of Canstar to purchase all of the 20,470,991 outstanding Shares at a price of US$19.88 (Can.$27.50) cash per share, for an aggregate purchase price of US$407 million. The source of the funds used for the acquisition was cash held by NIKE. NIKE will commence proceedings in accordance with applicable law that will allow it to acquire the balance of the Shares. Canstar manufactures and distributes skating and hockey equipment, and will continue to do so.

Item 5.  OTHER EVENTS

The Registrant issued the following press release on February 9,
1995

 BEAVERTON, OR -- February 9, 1995 -- NIKE, Inc. (NYSE:NKE) today announced that it has taken up all of the common shares of Canstar Sports Inc. deposited under its tender offer. The completion of the offer is scheduled for Monday, February 13, 1995. Upon completion of the offer, NIKE will own, directly or indirectly, approximately 95% of the outstanding shares of Canstar.

NIKE also announced that it will commence proceedings in accordance with applicable law that will allow it to acquire the balance of the shares and that documentation giving effect to those proceedings would be mailed shortly to Canstar's remaining shareholders.

NIKE's Chairman and CEO, Philip H. Knight, said, "I am pleased that the vast majority of the Canstar shareholders recognized the fairness of our offer. We believe this strategic acquisition will significantly benefit both the NIKE and Canstar brands, and we look forward to building upon Canstar's successes to date as it joins the NIKE family."

Canstar manufactures and distributes ice skates under the Bauer, Micron, Mega, Daoust and Lange brand names; in-line roller skates and protective gear under the Bauer brand name; Cooper and Flak hockey protective equipment; Cooper and Bauer hockey sticks; Bauer hockey jerseys and accessories; and Tuuk, ICM and John Wilson skate blades. Canstar also offers a full selection of products for street, roller and field hockey. Canstar Sports Inc. is listed on The Toronto Stock Exchange and The Montreal Exchange (HKY), and is quoted on the NASDAQ national market (HKYIF) in the U.S.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. The company also markets a line of high-quality men's and women's dress and casual shoes through its Cole Haan subsidiary based in Yarmouth, Maine and a full range of licensed headwear through its Sports Specialties subsidiary based in Irvine, California. Total revenues for the trailing twelve months ended November 30, 1994, were $4.1 billion.

Item 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
            AND EXHIBITS

     Except for the financial statements described below, at the time of this report it was impractical to provide the financial statements and pro forma financial information of Canstar Sports Inc. required by Items 7(a) and (c). The required financial statements and pro forma financial information will be filed on or before April 25, 1995.

     (a)  Financial Statements of Businesses Acquired.

     Financial statements for Canstar Sports Inc. for the fiscal year ended December 31, 1993 are incorporated by reference from Form 40-F Annual Report of Canstar Sports Inc. filed with the
Securities Exchange Commission on or about June 30, 1994.

     (c)  Exhibits.

          2.1  Business Combination Agreement dated January 5,
               1995 between NIKE, Inc. and Canstar Sports Inc.
               incorporated by reference from Item 7 of the Registrant's report on Form 8-K filed with the SEC on January 20, 1995.

          2.2 Lock Up Agreement dated December 15, 1994 between NIKE, Inc. and certain shareholders of Canstar Sports Inc. incorporated by reference from
               Item 7 of the Registrant's report on Form 8-K filed with the SEC on January 20, 1995.

          2.3  Amendment to Lock Up Agreement dated February 10,
               1995 between NIKE, Inc. and certain shareholders of Canstar Sports, Inc.

          2.4  Take Over Bid Offer and Circular dated January 6,
               1995, incorporated by reference from Schedule
               14D-1F filed with the SEC on or about January 6, 1995.


SIGNATURES

     Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  NIKE, Inc.
                                  An Oregon Corporation

                                  By:  /s/ Robert S. Falcone
                                     _______________________

                                     Vice President, Chief
                                     Financial Officer